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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in the Annual Report on Form 10-KSB of Carbite Golf, Inc. of our Auditor's Report and Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference dated May 3, 2001 relating to the consolidated financial statements of Carbite Golf, Inc. including the consolidated balance sheets as at December 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for the years then ended.

KPMG LLP

Abbotsford, Canada
May 3, 2001